Exhibit 99.1

Scout Exploration Inc.: Mr. Gerry Fletcher Joins Advisory Board

Scout Exploration (OTCBB: SCXN) is pleased to welcome Mr. Fletcher to the advisory board of the company. He brings 50 years of international Oil and Gas experience to the company.

He started his career in Calgary in 1958 as an exploration Geologist and soon became Vice President of exploration of Atlantic Richfield Indonesia, where over a 10 yr period he oversaw production increase from 21,000 BOPD to over 180,000 BOPD.

Mr. Fletcher is currently President/Founder of an operating oil and gas company headquartered in Jakarta which has Oil and Gas production in Indonesia.

The company looks forward to working with Mr. Fletcher in identifying and assessing potential Oil and Gas acquisitions in North America and Internationally.

On behalf of the Board

Jason Walsh

Contacts:
Scout Exploration Inc.
Kevin Beaulieu
1-877-324-7245